Exhibit 99.3

CONSENT OF MARY-CATHERINE LADER

Oaktree Acquisition Corp. III (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

December 22, 2021

By:	/s/ Mary-Catherine Lader
Name: Mary-Catherine Lader